UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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MUELLER INDUSTRIES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MUELLER INDUSTRIES, INC.
8285 Tournament Drive, Suite 150
Memphis, Tennessee 38125
Telephone (901) 753-3200
_________________________

Notice of Annual Meeting of
Stockholders to be Held
May 7, 2015
_________________________

To the Stockholders of
Mueller Industries, Inc.

The Annual Meeting of Stockholders of Mueller Industries, Inc. (the “Company” or “Mueller”), will be held at the Company’s headquarters at 8285 Tournament Drive, Suite 150, Memphis, Tennessee 38125 on Thursday, May 7, 2015, at 10:00 A.M. local time, for the following purposes:

1.	To elect seven directors, each to serve until the next annual meeting of stockholders (tentatively scheduled for May 5, 2016) or until his successor is elected and qualified;
2.	To consider and act upon a proposal to approve the appointment of Ernst & Young LLP, independent registered public accountants, as auditors of the Company for the fiscal year ending December 26, 2015;
3.	To conduct an advisory vote on the compensation of the Company’s named executive officers; and
4.	To consider and transact such other business as may properly be brought before the Annual Meeting and any adjournment(s) thereof.

Only stockholders of record at the close of business on March 13, 2015, will be entitled to notice of and vote at the Annual Meeting or any adjournment(s) thereof. A complete list of stockholders entitled to vote at the Annual Meeting will be prepared and maintained at the Company’s corporate headquarters at 8285 Tournament Drive, Suite 150, Memphis, Tennessee 38125. This list will be available for inspection by stockholders of record during normal business hours for a period of at least 10 days prior to the Annual Meeting.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE SIZE OF YOUR HOLDINGS. WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE MEETING IN PERSON, WE URGE YOU TO MARK, DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED SELF-ADDRESSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

Gary C. Wilkerson
Corporate Secretary

March 25, 2015

MUELLER INDUSTRIES, INC.
8285 Tournament Drive, Suite 150
Memphis, Tennessee 38125
Telephone (901) 753-3200
____________________________

PROXY STATEMENT

Annual Meeting of Stockholders
May 7, 2015
____________________________

SOLICITATION OF PROXIES

The accompanying proxy is solicited by the Board of Directors of Mueller Industries, Inc., a Delaware corporation (the “Company”), for use at the annual meeting of stockholders (the “Annual Meeting”) to be held at the Company’s headquarters at 8285 Tournament Drive, Suite 150, Memphis, Tennessee 38125, on Thursday, May 7, 2015, at 10:00 A.M. local time, or at any adjournment(s) thereof.

This Proxy Statement, together with the Company’s Annual Report for the fiscal year ended December 27, 2014, is first being mailed to stockholders on or about March 25, 2015. Pursuant to rules adopted by the Securities and Exchange Commission, the Company is providing access to its proxy materials over the Internet at http://www.proxyvote.com.

When a proxy card is returned properly signed, the shares represented thereby will be voted in accordance with the stockholder’s directions appearing on the card. If the proxy card is signed and returned without directions, the shares will be voted for the nominees named herein and in accordance with the recommendations of the Company’s Board of Directors as set forth herein. The discretion granted in the accompanying proxy card includes the authority to vote on all additional matters properly coming before the Annual Meeting as the persons named in the proxy deem appropriate. A stockholder giving a proxy may revoke it at any time before it is voted at the Annual Meeting by giving written notice to the secretary of the Annual Meeting or by casting a ballot at the Annual Meeting. Votes cast by proxy or in person at the Annual Meeting will be tabulated by election inspectors appointed for the Annual Meeting. The election inspectors will also determine whether a quorum is present. The holders of a majority of the shares of common stock, $.01 par value per share (“Common Stock”), outstanding and entitled to vote who are present either in person or represented by proxy will constitute a quorum for the Annual Meeting. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the approval of any matter submitted. If a broker indicates on a proxy that it does not have discretionary authority as to certain shares to vote on a particular matter (i.e., a “broker non-vote”), those shares will not be considered as present and entitled to vote with respect to that matter, but will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm, without instructions from the beneficial owner of those shares; on the other hand, a broker may not be entitled to vote shares held for a beneficial owner on certain non-routine items, such as the election of directors and the advisory vote on the compensation of the Company’s named executive officers.

The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies by telephone or otherwise. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their charges and expenses in forwarding proxies and proxy material to the beneficial owners of such stock.

VOTING SECURITIES

The Company had 56,932,047 shares of Common Stock outstanding at the close of business on March 13, 2015, which are the only securities of the Company entitled to be voted at the Annual Meeting. The record holder of each share of Common Stock is entitled to one vote on each matter that may properly be brought before the Annual Meeting. Only stockholders of record at the close of business on March 13, 2015 will be entitled to notice of, and to vote at, the Annual Meeting. The Company’s Restated Certificate of Incorporation and Amended and Restated By-laws (“Bylaws”) do not provide for cumulative voting for the election of directors.

PRINCIPAL STOCKHOLDERS

As of March 13, 2015, the following parties were known by the Company to be the “beneficial owner” of more than five percent of the Common Stock:

	Shares Beneficially
Name and Address of Beneficial Owner	Owned		Percent of Class
GAMCO Investors, Inc.	5,176,335	(1)	9.1%(2)
One Corporate Center
Rye, NY 10580
BlackRock, Inc.	4,814,628	(3)	8.5%(4)
55 East 52nd Street
New York, NY 10022
Gates Capital Management, Inc.	4,367,196	(5)	7.7%(4)
1177 Avenue of the Americas, 32nd Floor
New York, NY 10036
The Vanguard Group, Inc.	3,803,106	(6)	6.7%(4)
100 Vanguard Blvd.
Malvern, PA 19355
Wellington Management Group, LLP	3,488,908	(7)	6.1%(4)
280 Congress Street
Boston, MA 02210
FMR LLC	3,376,954	(8)	5.9%(4)
245 Summer Street
Boston, MA 02210
Franklin Resources, Inc.	3,340,292	(9)	5.9%(4)
One Franklin Parkway
San Mateo, CA 94403-1906
____________________

(1)	This information is based on a Schedule 13D/A filed by GAMCO Investors Inc. (“GBL”) and certain of its affiliates (collectively, the Gabelli Reporters). The Schedule 13D/A reported that GAMCO Asset Management, Inc. (“GAMCO”) beneficially owns 3,326,735 of the shares reported; Gabelli Funds, LLC (“Gabelli Funds”) beneficially owns 1,763,000 of the shares reported; GGCP, Inc. (“GGCP”) beneficially owns 10,000 of shares reported; Mario Gabelli (“Gabelli”) beneficially owns 68,900 of the shares reported; and Gabelli Foundation, Inc. beneficially owns 7,200 of the shares reported and Gabelli Securities, Inc. beneficially owns 500 of the shares reported. In addition, the Schedule 13D/A also reported that the each Gabelli Reporter (and certain executives, directors and other related persons as disclosed on the Schedule 13D/A) have the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the Common Stock reported for it, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, except that (i) GAMCO does not have authority to vote 277,700 of the reported shares, (ii) Gabelli Funds, a wholly-owned subsidiary of GBL, has sole dispositive and voting power with respect to the shares of the Company held by certain funds (the “Funds”) for which it provides advisory services to, so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in the Company and, in that event, the Proxy Voting Committee of each Fund shall respectively vote that Fund's shares, (iii) at any time, the Proxy Voting Committee of each such Fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such fund under special circumstances such as regulatory considerations, and (iv) the power of Gabelli, GBL, and GGCP is indirect with respect to Common Stock beneficially owned directly by other Gabelli Reporters.

(2)	The percent of class shown was based on the shares of Common Stock reported on the Schedule 13D/A and the total number of shares outstanding as of June 28, 2014 (the date of the Company’s most recently filed Form 10-Q for which the Schedule 13D/A was based on). The difference in the total number of shares outstanding on June 28, 2014 and March 13, 2015 does not materially affect the percentage of ownership of the class.

(3)	This information is based on a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) with the Securities and Exchange Commission (“SEC”) on January 23, 2015. BlackRock filed this Schedule 13G/A on its own behalf and on behalf of certain of its subsidiaries. The Schedule 13G/A reported that the BlackRock has sole voting and dispositive power with respect to 4,680,012 and 4,814,628, respectively, of the shares shown. The Schedule 13G/A also reported that BlackRock Fund Advisors owned 5% or greater of the security class being reported on the Schedule 13G/A.

(4)	The percent of class shown was based on the shares of Common Stock reported on the Schedule 13G/A and the total number of shares outstanding as of December 27, 2014. The difference in the total number of shares outstanding on December 27, 2014 and March 13, 2015 does not materially affect the percentage of ownership of the class.

(5)	This information is based on a Schedule 13G/A filed by Gates Capital Management, Inc. (“GCM”), Gates Capital Partners, L.P. (“GCP”); Gates Capital Management GP, LLC (“GCMGP”) and Jeffrey L. Gates (“Gates,” and collectively with GCM, GCP and GCMGP, the “Gates Funds”) on February 17, 2015 with the SEC. Each of the Gates Funds reported a principal business address of c/o Gates Capital Management, L.P., 1177 Avenue of the Americas, 46th Floor, New York, New York 10036. The Schedule 13G/A reported that the Gates Funds have the shared power to (i) vote or direct the vote and (ii) dispose or direct the disposition of all shares reported.

(6)	This information is based on a Schedule 13G/A filed by The Vanguard Group, Inc. (“VGI”) with the Securities and Exchange Commission on February 11, 2015. According to the Schedule 13G/A, VGI has sole voting and dispositive power with respect to 76,991 and 3,730,915, respectively, of the shares shown. VGI also has shared dispositive power with respect to 72,191 of the shares shown. In addition, the Schedule 13G/A reported that Vanguard Fiduciary Trust Company (“VFTC”), a wholly-owned subsidiary of VGI, is the beneficial owner of 72,191 shares of the shares shown as a result of its serving as investment manager of collective trust accounts. The Schedule 13G/A also reported that Vanguard

Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of VGI, is the beneficial owner of 4,800 shares of the shares shown as a result of its serving as investment manager of Australian investment offerings.

(7)	This information is based on a Schedule 13G/A filing filed by Wellington Management Group, LLP (“Wellington”), in its capacity as an investment advisor on February 12, 2015. According to the Schedule 13G/A, Wellington has shared voting and dispositive power with respect to 2,632,408 and 3,488,908, respectively, of the shares shown. In addition, the Schedule 13G/A reported that the securities as to which the Schedule 13G/A relate to are owned of record by clients of Wellington. The Schedule 13G/A discloses that (i) their clients have the right to receive, or the power to direct the receipt of, dividends from, or the proceeds from the sale of, such securities and (ii) no client is known to have such right or power with respect to more than five percent of this class of securities. Wellington Management Group, LLP reported a principal business address of c/o Wellington Management Company LLP, 280 Congress Street, Boston, Massachusetts, 02210.

(8)	This information is based on a Schedule 13G filed by FMR LLC (“FMR”), certain of its subsidiaries, Edward C. Johnson III and Abigail P. Johnson (collectively the “FMR Reporters”) on February 13, 2015 with the SEC. The Schedule 13G reported that the FMR Reporters have the shared power to (i) vote or direct vote on 4,554 shares and (ii) dispose or direct the disposition of all shares reported. The Schedule 13G also reported that FRM CO., Inc. owned 5% or greater of the security class being reported on the Schedule 13G. Members of the family of Edward C. Johnson III, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing 49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940 (the “Investment Company Act”), to form a controlling group with respect to FMR. None of the FMR Reporters have the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by the Fidelity Management & Research Company (“FMR Co.”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds’ Boards of Trustees. FMR Co. carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees.

(9)	This information is based on a Schedule 13G/A filed by Franklin Resources, Inc. (“FRI”) with the SEC on February 9, 2015. In the Schedule 13G/A, FRI reported that, with respect to the Company’s Common Stock, the shares shown in the table above were beneficially owned by one or more open or closed-end investment companies or other managed accounts that are investment management clients of investment managers that are direct and indirect subsidiaries of FRI. The Schedule 13G/A reported that the investment management subsidiaries of FRI have investment and/or voting power over the securities owned by their investment management clients. Accordingly, such subsidiaries may be deemed to be the beneficial owner of the shares shown in the table. The Schedule 13G/A reported that Charles B. Johnson and Rupert H. Johnson, Jr. (the “FRI Principal Stockholders”) (each of whom has the same business address as FRI) each own in excess of 10% of the outstanding common stock of FRI and are the principal stockholders of FRI and may be deemed to be the beneficial owners of securities held by persons and entities for whom or for which the investment management subsidiaries of FRI provide investment management services. The Schedule 13G/A reported that one of the investment management subsidiaries, Franklin Advisory Services, LLC (whose address is One Parker Plaza, 9th Floor, Fort Lee, New Jersey 07024), has sole voting and dispositive power with respect to 3,073,392 and 3,321,792, respectively, of the shares shown. The Schedule 13G/A also reported that Fiduciary Trust Company International, has sole voting and dispositive power with respect to 18,500 and 18,500, respectively, of the shares shown. FRI, the FRI Principal Stockholders and the investment management subsidiaries of FRI disclaim any pecuniary interest or beneficial ownership in the shares shown in the table above and indicate that they are of the view that they are not acting as a “group” for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

ELECTION OF DIRECTORS

The Board of Directors proposes to elect the following seven persons, each as nominated by the Board of Directors, at the Annual Meeting to serve (subject to the Company’s Bylaws) as directors of the Company until the next Annual Meeting (tentatively scheduled for May 5, 2016), or until the election and qualification of their successors: Gregory L. Christopher, Paul J. Flaherty, Gennaro J. Fulvio, Gary S. Gladstein, Scott J. Goldman, John B. Hansen and Terry Hermanson (collectively, the “Nominees”). If any such person should be unwilling or unable to serve as a director of the Company, which is not anticipated, the persons named in the proxy will vote the proxy for substitute nominees selected by them unless the number of directors has been reduced to the number of nominees willing and able to serve.

Directors are elected by a plurality of the votes cast. “Plurality” means that the individuals who receive the greatest number of votes cast “For” are elected as directors up to the maximum number of directors to be chosen at the Annual Meeting. Consequently, any shares not voted “For” a particular director (whether as a result of a direction to withhold or a broker non-vote) will not be counted in such director’s favor.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE THEIR SHARES FOR EACH OF THE NOMINEES.

OWNERSHIP OF COMMON STOCK BY DIRECTORS AND EXECUTIVE
OFFICERS AND INFORMATION ABOUT DIRECTOR NOMINEES

The following table sets forth, as of March 13, 2015, information about the 1,682,044 shares of Common Stock (calculated based on 56,932,047 shares outstanding) beneficially owned by each of the Company’s current directors, nominees for director, executive officers and named executive officers. The “named executive officers” are those individuals set forth in the “Summary Compensation Table for 2014” included herein. Unless otherwise indicated, all directors, nominees for director, executive officers and named executive officers have sole voting and investment power with respect to the shares of Common Stock reported. The table and the accompanying footnotes set forth the foregoing persons’ current positions with the Company, principal occupations and employment over the preceding five years, age and directorships held in certain other publicly-owned companies, as well as, with respect to directors, the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board of Directors to determine that the person should serve as a director of the Company in 2015.

	Common Stock
	Beneficially
	Owned as of	Percent of
Principal Occupation, Employment, etc.	March 13, 2015	Class
Paul J. Flaherty	35,811	*
Director of the Company since August 2, 2007; age 75 (1)

Gennaro J. Fulvio	47,000	*
Director of the Company since May 9, 2002; age 58 (2)

Gary S. Gladstein	97,472	*
Chairman of the Board of Directors since January 1, 2013;
Director of the Company since July 1, 2000; age 70 (3)

Scott J. Goldman	14,000	*
Director of the Company since January 1, 2008; age 62 (4)

John B. Hansen	75,607	*
Director of the Company since August 4, 2014; age 68 (5)

Terry Hermanson	26,162	*
Director of the Company since February 13, 2003; age 72 (6)

	Common Stock
	Beneficially
	Owned as of	Percent of
Principal Occupation, Employment, etc.	March 13, 2015	Class
P. Fabricio Bernal	3,076	*
Vice President, Operations Retail - Global of the Company since
September 1, 2013; age 47 (7)

Gregory L. Christopher	507,402	*
Chief Executive Officer of the Company since October 30, 2008;
Director of the Company since October 28, 2010; age 53 (8)

Daniel R. Corbin	31,720	*
Vice President - Corporate Manufacturing Engineering of the
Company since January 1, 2013; age 57 (9)

Richard W. Corman	122,330	*
Vice President - Controller of the Company since
October 28, 2004; age 58 (10)

Jeffrey A. Martin	103,159	*
Chief Financial Officer and Treasurer of the Company since
February 14, 2013; age 48 (11)

Mark Millerchip	—	—
Executive Director - European Operations of the Company since
May 28, 2010; age 48 (12)

Nicholas W. Moss	104,991	*
President - Global and Retail Business of the Company since
March 6, 2007; age 58 (13)

Douglas J. Murdock	110,674	*
President - Fabricated Products of the Company since
January 1, 2013; age 46 (14)

Daniel G. Pieralisi	14,306	*
Vice President - Operations Controller of the Company since
April 1, 2014; age 40 (15)

Steffen Sigloch	68,233	*
President - Extruded Products of the Company since
January 1, 2013; age 46 (16)

Anthony J. Steinriede	14,001	*
Director of Finance of the Company since April 1, 2014; age 38 (17)

	Common Stock
	Beneficially
	Owned as of	Percent of
Principal Occupation, Employment, etc.	March 13, 2015	Class
Gary C. Wilkerson	306,100	*
Vice President, General Counsel and Secretary of the Company since
May 2, 2005; age 68 (18)

Executive Officers and Directors as a Group	1,682,044	2.95%**
____________________

*	Less than 1%

**

Includes 588,260 shares of Common Stock which are subject to currently exercisable stock options and 519,328 shares of non-vested restricted stock held by executive officers and directors of the Company.

(1)

Mr. Flaherty has been a member of the Advisory Board of Aon Risk Services, Inc., a subsidiary of Aon Corporation (“Aon”), the global insurance and risk management firm, since 2001. Prior to his tenure with Aon, Mr. Flaherty was associated with Burson-Marsteller-WPP, a global public affairs and public relations firm. Mr. Flaherty was nominated to serve as a director of the Company because of his years of experience counseling boards and senior management. In addition, his experience in insurance and risk management enable him to assist the Board of Directors in performing its risk oversight function. The number of shares of Common Stock beneficially owned by Mr. Flaherty includes (i) 20,000 shares of Common Stock which are subject to currently exercisable stock options and (ii) 2,000 shares of non-vested restricted stock.

(2)

Mr. Fulvio has been a member of Fulvio & Associates, LLP, Certified Public Accountants, since 1987. Mr. Fulvio was nominated to serve as a director of the Company because of his strength in the area of accounting, his knowledge of and experience with tax matters, and his financial acumen. The number of shares of Common Stock beneficially owned by Mr. Fulvio includes (i) 20,000 shares of Common Stock which are subject to currently exercisable stock options, (ii) 25,000 shares of Common Stock which are owned by Mr. Fulvio’s spouse, and (iii) 2,000 shares of non-vested restricted stock.

(3)

Mr. Gladstein previously served as a director of the Company from 1990 to 1994. Mr. Gladstein is currently an independent investor and consultant. From the beginning of 2000 to August 31, 2004, Mr. Gladstein was a Senior Consultant at Soros Fund Management. He was a partner and Chief Operating Officer at Soros Fund Management from 1985 until his retirement at the end of 1999. In the past five years, Mr. Gladstein also served as a director of Inversiones y Representaciones Sociedad Anónima, Darien Rowayton Bank and a number of private companies. Mr. Gladstein was nominated to serve as a director of the Company because of his financial and accounting expertise and his years of experience providing strategic advisory services to complex organizations. In addition, having been a member of the compensation, audit and other committees of public company boards, Mr. Gladstein is familiar with a full range of corporate and board functions. The number of shares of Common Stock beneficially owned by Mr. Gladstein includes (i) 20,000 shares of Common Stock which are subject to currently exercisable stock options and (ii) 2,000 shares of non-vested restricted stock.

(4)	Mr. Goldman is the co-founder and Chief Executive Officer of TextPower, Inc., which provides business solutions by using a proprietary library of vertical market text messaging software and cyber security services through a patented technology that identifies and authenticates website logins since February 17, 2009. From 1999 through 2001 Mr. Goldman served as the Chief Executive Officer of the WAP Forum, now the Open Mobile Alliance, a global standards association for wireless Internet access. From 1987 to February 17, 2009, Mr. Goldman served as founder and principal of the Goldman Group, a consultancy that works with Fortune 1000 companies in licensing, developing, building and operating wireless technologies and systems around the world. Mr. Goldman was nominated to serve as a director of the Company because of his extensive experience with global trade, strategic planning, advanced technologies and cyber security. The number of shares of Common Stock beneficially owned by Mr. Goldman includes (i) 12,000 shares of Common Stock which are subject to currently exercisable stock options and (ii) 2,000 shares of non-vested restricted stock.

(5)	Mr. Hansen served as (i) Executive Vice President of the Company from January 1, 2013 to April 30, 2014, (ii) President-Plumbing Business of the Company from January 1, 2011 to January 1, 2013, (iii) President-Manufacturing Operations from May 18, 2009 until January 1, 2011 and (iv) Senior Vice President-Strategy and Industry Relations prior to May 18, 2009. The number of shares of Common Stock beneficially owned by Mr. Hansen includes 24,000 shares of Common Stock owned by a trust where his wife and children serve as beneficiaries.

(6)	Mr. Hermanson has been the principal and President of Mr. Christmas Incorporated, a wholesale merchandising company, for more than the last five years. Mr. Hermanson was nominated to serve as a director of the Company because he has extensive experience in management, strategic planning, as well as a thorough knowledge of wholesale merchandising and international business issues. The number of shares of Common Stock beneficially owned by Mr. Hermanson includes (i) 16,000 shares of Common Stock which are subject to currently exercisable stock options and (ii) 2,000 shares of non-vested restricted stock.

(7)	Mr. Bernal served as (i) Vice President – Latin America and Southland from February 1, 2012 until September 1, 2013, (ii) Vice President – Steel Products from December 1, 2009 until February 1, 2012, and (iii) Managing Director – Mexican Operations prior to December 1, 2009. The number of shares of Common Stock beneficially owned by Mr. Bernal includes 3,076 shares of non-vested restricted stock.

(8)	Prior to October 30, 2008, Mr. Christopher served as Chief Operating Officer. The number of shares of Common Stock beneficially owned by Mr. Christopher includes (i) 79,720 shares of Common Stock which are subject to currently exercisable stock options, (ii) 181,200 shares of non-vested restricted stock, (iii) 1,800 shares of Common Stock owned jointly between Mr. Christopher and his spouse, (iv) 140,000 shares owned by a trust where his wife serves as beneficiary, (v) 80,000 shares owned by a trust where he serves as beneficiary and (vi) 6,800 shares of Common Stock which are owned by Mr. Christopher’s children.

(9)	Mr. Corbin served as (i) Vice President – Copper Business from December 1, 2010 until January 1, 2013, and (ii) Vice President – Fittings and Distribution Business-Standard Products Division of the Company prior to December 1, 2010. The number of shares of Common Stock beneficially owned by Mr. Corbin includes 31,720 shares of non-vested restricted stock.

(10)	The number of shares of Common Stock beneficially owned by Mr. Corman includes (i) 66,812 shares of Common Stock which are subject to currently exercisable stock options, and (ii) 13,246 shares of non-vested restricted stock.

(11)	Mr. Martin served (i) as Interim Chief Financial Officer of the Company from October 26, 2012 to February 13, 2013, (ii) as Vice President - Corporate Development of the Company from January 11, 2011 to October 26, 2012, (iii) as Vice President-Finance & Corporate Development from August 1, 2008 to January 11, 2011, (iv) as Vice President- Operations, Standard Products Division prior to August 1, 2008. The number of shares of Common Stock beneficially owned by Mr. Martin includes (i) 55,600 shares which are subject to currently exercisable stock options, (ii) 12,739 shares of Common Stock owned jointly between Mr. Martin and his wife, and (iii) 34,820 shares of non-vested restricted stock.

(12)	Mr. Millerchip served as Managing Director – Mueller Primaflow Limited prior to May 28, 2010.

(13)	The number of shares of Common Stock beneficially owned by Mr. Moss includes (i) 16,000 shares of Common Stock which are subject to currently exercisable stock options, and (ii) 69,034 shares of non-vested restricted stock.

(14)	Mr. Murdock served as the President – Engineered Products Division of the Company prior to January 1, 2013. The number of shares of Common Stock beneficially owned by Mr. Murdock includes (i) 19,328 shares of Common Stock which are subject to currently exercisable stock options, and (ii) 65,060 shares of non-vested restricted stock.

(15)	Mr. Pieralisi served as (i) Director of Finance from September 1, 2010 until April 1, 2014, and (ii) Accounting Manager prior to September 1, 2010. Prior to joining the Company on June 6, 2006, Mr. Pieralisi served as Audit Senior Manager and held other positions at Deloitte & Touche, LLP, an independent registered public accounting firm. The number of shares of Common Stock beneficially owned by Mr. Pieralisi includes (i) 10,400 shares of Common Stock which are subject to currently exercisable stock options, and (ii) 3,538 shares of non-vested restricted stock.

(16)	Mr. Sigloch served as (i) Corporate Vice President – Engineering and Manufacturing of the Company from January 1, 2012 to January 1, 2013 and (ii) Vice President – Engineering and Manufacturing of Mueller Europe, Ltd, from July 1, 2011 to January 1, 2012. Prior to joining the Company on July 1, 2011, Mr. Sigloch served as Chief Executive Officer of Wieland Copper Products, LLC. The number of shares of Common Stock beneficially owned by Mr. Sigloch includes 59,996 shares of non-vested restricted stock.

(17)	Mr. Steinriede served as (i) Assistant Corporate Controller from September 1, 2010 until April 1, 2014, and (ii) Corporate Accounting Manager prior to September 1, 2010. The number of shares of Common Stock beneficially owned by Mr. Steinriede includes (i) 10,400 shares of Common Stock which are subject to currently exercisable stock options, and (ii) 3,238 shares of non-vested restricted stock.

(18)	The number of shares of Common Stock beneficially owned by Mr. Wilkerson includes (i) 242,000 shares of Common Stock which are subject to currently exercisable stock options, (ii) 19,700 shares of Common Stock owned jointly between Mr. Wilkerson and his wife, and (iii) 44,400 shares of non-vested restricted stock.

Meetings and Committees of the Board of Directors

During 2014, the Board of Directors held four meetings. The Board of Directors established a standing Audit Committee and a Compensation Committee at its organizational meeting on February 13, 1991. On May 13, 1991, the Board of Directors created two committees (the “Plan Committees”) to be responsible for administering the Company’s 1991 Employee Stock Purchase Plan and the Company’s 1991 Incentive Stock Option Plan. On November 16, 1993, the Board of Directors established a standing Nominating Committee. On May 12, 1994, the Board of Directors created two committees to be responsible for administering the Company’s 1994 Stock Option Plan and the Company’s 1994 Non-Employee Director Stock Option Plan, on February 12, 1998 created a committee to be responsible for administering the Company’s 1998 Stock Option Plan and on February 12, 2002 created a committee to be responsible for administering the Company’s 2002 Stock Option Plan (collectively, the “Option Plan Committees”). On February 12, 2004, the Board of Directors changed the name of the Nominating Committee to the Nominating and Corporate Governance Committee. During 2014, each director attended all of the meetings of the Board and all committees on which he served.

The Audit Committee is currently composed of three directors who are not officers or employees of the Company: Gennaro J. Fulvio (Chairman), Gary S. Gladstein and Scott J. Goldman. Each member of the Audit Committee has been determined by the Board of Directors to meet the standards for independence required of audit committee members by the New York Stock Exchange (the “NYSE”) and applicable SEC rules. For more information on the NYSE standards for independence, see “Corporate Governance-Director Independence” in this Proxy Statement. The Board of Directors has further determined that (i) all members of the Audit Committee are financially literate and (ii) Gary S. Gladstein and Gennaro J. Fulvio each possess accounting and related financial management expertise within the meaning of the listing standards of the NYSE, and are each audit committee financial experts within the meaning of applicable SEC rules. The Audit Committee (a) appoints the Company’s independent accountants, (b) reviews and approves any major change in the Company’s accounting policies, (c) reviews the scope and results of the independent audit, (d) reviews and considers the independence of the accountants, (e) reviews the effectiveness of the Company’s internal audit procedures and personnel, (f) reviews the Company’s policies and procedures for compliance with disclosure requirements concerning conflicts of interest and the prevention of unethical, questionable or illegal payments and (g) makes such reports and recommendations to the Board of Directors as it may deem appropriate. The Audit Committee held seven formal meetings during the last fiscal year, all of which were attended by the Company’s independent auditors. At such meetings, the Audit Committee discussed the scope and results of the annual audit and issues of accounting policy and internal controls.

The Compensation Committee is currently composed of three directors who are not officers or employees of the Company: Gennaro J. Fulvio (Chairman), Paul J. Flaherty and Terry Hermanson. Each member of the Compensation Committee has been determined by the Board of Directors to meet the NYSE’s standards for independence. These same directors also serve as members of the Plan Committee and the Option Plan Committees. The Compensation Committee (i) provides assistance to the Board of Directors in discharging the Board of Directors’ responsibilities relating to management organization, performance, compensation and succession and (ii) makes such recommendations to the Board of Directors as it deems appropriate. During fiscal year 2014, the Compensation Committee and the Option Plan Committee held five formal meetings.

The Nominating and Corporate Governance Committee is currently composed of three directors who are not officers or employees of the Company: Terry Hermanson (Chairman), Paul J. Flaherty and Scott J. Goldman. Each member of the Nominating and Corporate Governance Committee has been determined by the Board of Directors to meet the NYSE’s standards for independence. The Nominating and Corporate Governance Committee is responsible for the recommendation to the Board of Directors of director nominees for election to the Board of Directors. In addition, the Nominating and Corporate Governance Committee is responsible for recommending committee assignments and responsibilities to the Board of Directors, overseeing the evaluation of Board of Directors and management effectiveness, developing and recommending to the Board of Directors corporate governance guidelines, and generally advising the Board of Directors on corporate governance and related matters. The Nominating and Corporate Governance Committee held three formal meeting during fiscal year 2014.

The Board of Directors has currently implemented a leadership structure that separates the role of the Chief Executive Officer and the Chairman of the Board. The Board has determined that having an independent director serve as non-Executive Chairman of the Board is in the best interest of shareholders at this time. The Company believes that this structure currently assists the independent directors in the oversight of the Company and facilitates participation of the independent directors in setting agendas and establishing priorities and procedures for the work of the Board.

The Board of Directors is actively involved in oversight of risks that could affect the Company. The full Board of Directors has retained the responsibility for general oversight of risks, but the Audit Committee primarily oversees those risks that may directly or indirectly impact the Company’s financial statements. The Board of Directors receives reports directly from officers responsible for oversight of particular risks within the Company, as well as full reports by the chair of the Audit Committee regarding the Audit Committee’s considerations and actions. The Board believes that through such open communication and access to information, it can sufficiently manage the risks facing the Company. The Board of Director’s administration of its risk oversight function has not affected the Board’s leadership structure.

CORPORATE GOVERNANCE

The Company operates within a comprehensive plan of corporate governance for the purpose of defining independence, assigning responsibilities, setting high standards of professional and personal conduct and assuring compliance with such responsibilities and standards. The Company regularly monitors developments in the area of corporate governance. In July 2002, Congress passed the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) which, among other things, established, or provided the basis for, a number of new corporate governance standards and disclosure requirements. In addition, following the passage of Sarbanes-Oxley, the NYSE adopted changes to its corporate governance and listing requirements.

Director Independence

The standards relied upon by the Board of Directors in affirmatively determining whether a director is “independent,” in compliance with the rules of the NYSE, are comprised, in part, of those objective standards set forth in the NYSE rules.

The Board of Directors, in applying the NYSE standards for independence, and after considering all of the relevant facts and circumstances, has affirmatively determined that the Company’s current “independent” directors are: Paul J. Flaherty, Gennaro J. Fulvio, Gary S. Gladstein, Scott J. Goldman and Terry Hermanson. In the course of the Board of Director’s determination regarding the independence of each non-management director (except for Mr. Hansen who the Company has determined is not independent under NYSE rules), the Board considered for:

●	Mr. Flaherty, the fact that the Company has utilized certain services of Aon and its affiliates, but recognizing the arms’ length nature of such transactions, the absence of any managerial role or specific pecuniary interest of Mr. Flaherty in such matters, and the de minimis percentage such transactions represented in respect of the annual revenues and assets of each of those companies.

Meetings of Non-management Directors

●	The Company’s Corporate Governance Guidelines provide that the Company’s non-management directors shall hold annually at least two formal meetings independent from management. The non-management directors will choose a non-management director, as appropriate, to preside at these executive sessions of the Board of Directors.

Audit Committee

●	In accordance with the rules and regulations of the SEC,the above paragraph regarding the independence of the members of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C of the Exchange Act or to the liabilities of Section 18 of the Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other filed document.

●	Ernst & Young LLP, the Company’s independent auditors, reports directly to the Audit Committee.
●	The Audit Committee, consistent with the Sarbanes-Oxley Act of 2002 and the rules adopted thereunder, meets with management and the Company’s independent auditors prior to the filing of officers’ certifications with the SEC to receive information concerning, among other things, significant deficiencies in the design or operation of internal control over financial reporting.

●	The Audit Committee has adopted procedures for the receipt, retention and treatment of complaints by Company employees regarding the Company’s accounting, internal accounting controls or auditing matters.

●	The Audit Committee operates under a formal charter adopted by the Board of Directors that governs its duties and standards of performance. Copies of the charter can be obtained free of charge from the Company’s website at www.muellerindustries.com or may be requested in print by any shareholder.

Compensation Committee

●	The Compensation Committee operates under a formal charter adopted by the Board of Directors that governs its duties and standards of performance. Copies of the charter can be obtained free of charge from the Company’s website at www.muellerindustries.com or may be requested in print by any shareholder.

Independent Compensation Advisor

In August of 2014, our Chief Executive Officer retained Frederic W. Cook & Co., Inc. (“Cook & Co.”) to review our executive compensation program and conduct a market analysis to assess the competitive pay positioning of the Company’s senior management team, including our named executive officers. In particular, the material elements of this engagement included the development of a peer group for the Company, a competitive review of compensation levels for our Chief Executive Officer and other members of our senior management team, including a pay for performance analysis, and to analyze the effectiveness of the Company’s compensatory retention incentives. For 2014, the Compensation Committee established the performance criteria for the year on February 3, 2014 and was presented with Cook & Co.’s report in November 2014 when the report was completed. As such, the Compensation Committee utilized the report by Cook & Co. solely to obtain a general understanding of compensation practices within the industry and did not base any of its compensation decisions on recommendations contained in this report, nor did it otherwise utilize this report to benchmark executive compensation (or any component thereof) against any particular peer group.

Cook & Co. provided no additional services to the Company during 2014 and the Company believes the services provided by Cook & Co. do not raise any conflicts of interest.

Nominating and Corporate Governance Committee

●	The Nominating and Corporate Governance Committee recommends to the Board of Directors as director nominees individuals of established personal and professional integrity, ability and judgment, and who are chosen with the primary goal of ensuring that the entire Board of Directors collectively serves the interests of the Company’s stockholders. Due consideration is given to assessing the qualifications of potential nominees and any potential conflicts with the Company’s interests. The Nominating and Corporate Governance Committee also assesses the contributions of the Company’s incumbent directors in connection with their potential re-nomination. In identifying and recommending director nominees, the Committee members take into account such factors as they determine appropriate, including recommendations made by the Board of Directors.

●	Under its charter the Nominating and Corporate Governance Committee considers whether the viewpoint, professional experience, education, skill and other individual qualities and attributes of any potential nominee would contribute to the diversity of the Board as a whole. In addition, when considering Board diversity, the Committee will not exclude any potential Board nominee from consideration based on age, gender, race, color of skin, ethnic origin, political affiliation, religious preference, sexual orientation, country of origin, physical handicaps or any other category.

The Nominating and Corporate Governance Committee considers and assesses the implementation and effectiveness of its diversity policy in connection with Board nominations annually to assure that the Board contains an effective mix of individuals to best advance the Company’s long-term business interests.

●	Once the Nominating and Corporate Governance Committee has identified prospective nominees, background information is elicited about the candidates, following which they are investigated, interviewed and evaluated by the Committee which then reports to the Board of Directors.

●	The Nominating and Corporate Governance Committee operates under a formal charter adopted by the Board of Directors that governs its duties and standards of performance. Copies of the charter can be obtained free of charge from the Company’s website at www.muellerindustries.com or may be requested in print by any shareholder.

The Nominating and Corporate Governance Committee does not consider individuals nominated by stockholders for election to the Board. The Board believes that this is an appropriate policy because the Company’s Bylaws allow a qualifying stockholder to nominate an individual for election to the Board, which proposal can be brought directly before a meeting of stockholders, as described below. In order for a qualifying stockholder to nominate an individual to the Board, written notice of such stockholder’s intent to make such nomination must be received by the Secretary of the Company at the Company’s principal place of business (8285 Tournament Drive, Suite 150, Memphis, Tennessee 38125) not less than 120 days and not more than (i) with respect to an election to be held at an annual meeting of stockholders, 150 days prior to the anniversary date of the immediately preceding annual meeting (unless the annual meeting date is advanced by more than thirty days or delayed by more than thirty days, in which case different deadlines apply) and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, not earlier than 90 days prior to the special meeting and not later than the later of (a) 60 days prior to such special meeting or (b) the tenth day following the day on which public announcement is first made of the date of the special meeting, provided that in the event that the number of directors to be elected to the Board is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by the Company at least 70 days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to the Secretary of the Company not later than the tenth day following the day on which such public announcement is first made by the Company. To be a qualifying stockholder, the stockholder must be a stockholder of record at the time the notice was delivered to the Secretary of the Company. Each such notice shall set forth: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A (or successor provisions) under the Exchange Act, including such person’s written consent to be named in the proxy statement as a nominee and to serve as a director if elected; (b) as to any other business that the stockholder desires to be brought before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Company’s books, and of such beneficial owner and (ii) the class and number of shares of Common Stock which are owned beneficially and of record by such stockholder and such beneficial owner. The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure. See “Stockholder Nominations for Board Membership and Other Proposals for 2016 Annual Meeting.”

Compensation Committee Interlocks and Insider Participation

During fiscal year 2014, Paul J. Flaherty, Gennaro J. Fulvio, and Terry Hermanson served on the Compensation Committee. No member of the Compensation Committee was, during fiscal year 2014, an officer or employee of the Company or was formerly an officer of the Company. In addition, no member of the Compensation Committee, during fiscal year 2014, had any relationship requiring disclosure by the Company as a related party transaction under Item 404 of Regulation S-K. No executive officer of the Company served on any board of directors or compensation committee of any other company for which any of the Company’s directors served as an executive officer at any time during fiscal year 2014.

Corporate Governance Guidelines

●	The Company has adopted a set of Corporate Governance Guidelines, including specifications for director qualification and responsibility, director access to officers and employees, director compensation, director orientation and continuing education and the annual performance evaluation of the Board of Directors.

●	Copies of the guidelines can be obtained free of charge from the Company’s website at www.muellerindustries.com or may be requested in print by any shareholder.

Code of Business Conduct and Ethics

●	The Company has adopted a Code of Business Conduct and Ethics, which is designed to help officers, directors and employees resolve ethical issues in an increasingly complex business environment. The Code of Business Conduct and Ethics is applicable to all of the Company’s officers, directors and employees, including the Company’s principal executive officer, principal financial officer, principal accounting officer or controller and other persons performing similar functions. The Code of Business Conduct and Ethics covers topics, including but not limited to, conflicts of interest, confidentiality of information and compliance with laws and regulations.

●

Waivers from the Code of Business Conduct and Ethics are discouraged. Any waivers from the Code of Business Conduct and Ethics that relate to the Company’s directors and executive officers must be approved by the Board of Directors and will be posted on the Company’s website at www.muellerindustries.com.

●	Copies of the Code of Business Conduct and Ethics can be obtained free of charge from the Company’s website at www.muellerindustries.com or may be requested in print by any shareholder.

Policies and Procedures for Approval of Related Party Transactions

Related party transactions may present potential or actual conflicts of interest and create the appearance that Company decisions are based on considerations other than the best interests of the Company and its shareholders. Management carefully reviews all proposed related party transactions (if any), other than routine banking transactions, to determine if the transaction is on terms comparable to terms that could be obtained in an arms-length transaction with an unrelated third party. Management reports to the Audit Committee and then to the Board of Directors on all proposed material related party transactions. Upon the presentation of a proposed related party transaction to the Audit Committee or the Board, the related party is excused from participation in discussion and voting on the matter.

Directors’ Attendance at Annual Meetings of Stockholders

It is the policy of the Company’s Board of Directors to expect that all directors attend annual meetings of stockholders except where the failure to attend is due to unavoidable circumstances or conflicts discussed in advance with the Chairman of the Board. All members of the Board of Directors attended the Company’s 2014 Annual Meeting of Stockholders.

Communication With the Board of Directors

Any stockholder or interested party who wishes to communicate with the Board of Directors, or specific individual directors, including the non-management directors as a group, may do so by directing a written request addressed to such directors or director in care of the Chairman of the Nominating and Corporate Governance Committee, Mueller Industries, Inc., 8285 Tournament Drive, Suite 150, Memphis, Tennessee 38125. Communication(s) directed to members of the Board who are not non-management directors will be relayed to the intended Board member(s) except to the extent that it is deemed unnecessary or inappropriate to do so pursuant to the procedures established by a majority of the independent directors. Communications directed to non-management directors will be relayed to the intended Board member(s) except to the extent that doing so would be contrary to the instructions of the non-management directors. Any communication so withheld will nevertheless be made available to any non-management director who wishes to review it.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This Compensation Discussion and Analysis provides an overview of how our named executive officers were compensated in 2014, as well as how this compensation furthers our established compensation philosophy and objectives.

We believe in a pay for performance philosophy, such that a material portion of a named executive officer’s compensation is dependent upon both the short-term and long-term strategic and financial performance of the Company, considered in light of general economic and specific Company, industry, and competitive conditions. For 2014, we continued to reward named executive officers in a manner consistent with this philosophy by setting annual incentive targets based on the Company’s achievement of a certain level of operating income. For the long-term component of compensation, we continued to grant equity awards, such that any long-term compensation opportunity will be directly tied to our stock performance.

New housing starts and commercial construction are important determinants of the Company’s sales and income. Residential construction in 2014 and 2013 has shown improvement, but remains at levels below historical averages. Per the U.S. Census Bureau, actual housing starts in the U.S. were 1.0 million in 2014, which compares with 925 thousand in 2013. The private nonresidential construction sector, which includes offices, industrial, health care and retail projects, showed modest improvement in 2014 and 2013. According to the U.S. Census Bureau, at December 2014, the seasonally adjusted annual rate of private nonresidential value of construction put in place was $349.0 billion compared to $331.4 billion at December 2013. The actual private nonresidential value of construction put in place was $337.0 billion in 2014 and $304.9 billion in 2013. For 2014, the Company’s operating income, excluding certain one-time items, increased from $131.4 million in 2013 to $155.0 million in 2014, or approximately 18%. In 2014, operating income exceeded incentive targets for most of our businesses. Accordingly, as compared to 2013, non-equity incentive compensation increased for our named executive officers in 2014.

Compensation Policies and Objectives

In light of our pay for performance philosophy, we have designed our compensation programs for our executive officers to (i) motivate our executive officers to achieve certain strategic and financial goals and reward them for achieving such goals, (ii) align the long-term financial interests of our executive officers with those of our stockholders, (iii) encourage our executive officers to continue their service with the Company, and (iv) provide a means to attract additional talented executive officers when necessary.

Determination of Compensation

For 2014, compensation for our Chief Executive Officer was determined by our Compensation Committee. For 2014, compensation decisions for our other named executive officers were made by our Compensation Committee after consideration of the recommendations of our Chief Executive Officer. Our Compensation Committee meets at least annually to determine all elements of our named executive officers’ compensation, including base salary, annual incentive compensation, and long-term equity awards. Each element of compensation plays an important role in our compensation program, and we make compensation decisions regarding each element in the context of total compensation with a view to the aggregate value and effect of all other elements.

In determining the levels of compensation, including the amount of base salary increases from year to year, if any, the target levels of the annual cash incentives and the amounts payable thereby at the end of each year, and the number and type of equity awards to be awarded, we generally do not rely on formulaic guidelines but rather maintain a flexible compensation program that allows us to adapt components and levels of compensation to motivate and reward individual executives within the context of our desire to attain certain strategic and financial goals and control cost. This requires that we consider subjective factors including (i) an executive officer’s performance against corporate objectives in recent years,

(ii) the value of the executive officer’s skills and capabilities in supporting the long-term performance of the Company, (iii) performance of each executive officer’s specific management responsibilities, (iv) each executive officer’s contribution as a member of the executive management team, and (v) whether each executive officer’s total compensation potential and structure is sufficient to ensure the retention of the executive officer when considering the compensation potential that may be available elsewhere. As such, we make reasoned subjective determinations about compensation levels.

In 2014, Mr. Christopher’s compensation was determined based on his successful management of the day-to-day activities of the Company and its subsidiaries, including but not limited to cost containment, manufacturing, purchasing, sales, marketing, distribution, finance, legal, and trade association activities. His incentive compensation was determined by the Company meeting specific adjusted operating income targets, as discussed below under the heading “Annual Incentive Compensation.”

In 2014, Mr. Martin’s compensation was determined based on his day-to-day management of corporate accounting, finance, credit, tax, shared services and investor relations. His incentive compensation was determined by the Company meeting specific adjusted operating income targets, as discussed below under the heading “Annual Incentive Compensation.”

In 2014, Mr. Moss’s compensation was determined based on his successful management of our retail products business, including, but not limited to his expansion of product line offerings, favorable negotiation of supply chain agreements, and sales and marketing activities. His incentive compensation was determined by the Company meeting specific adjusted operating income targets, as discussed below under the heading “Annual Incentive Compensation.”

In 2014, Mr. Murdock’s compensation was determined based on his successful management of Engineered and HVACR Products, including, but not limited to sales, marketing, manufacturing, engineering, new product development, supply chain, and industry association activities. His incentive compensation was determined by the Company meeting specific adjusted operating income targets, as discussed below under heading “Annual Incentive Compensation.”

In 2014, Mr. Sigloch’s compensation was determined based on his strategic leadership of the Company’s core activities in brass rod and copper tube manufacturing, and specifically the modernization of the Company’s core businesses which requires unique industry-specific know-how and his management of these businesses including but not limited to sales, marketing, manufacturing, purchasing and trade association activities. His incentive compensation was determined by the Company meeting specific adjusted operating income targets, as discussed below under the heading “Annual Incentive Compensation.”

In making compensation decisions, our Compensation Committee relies on the members’ general knowledge of our industry, supplemented by advice from our Chief Executive Officer based on his knowledge of our industry in markets in which we participate. From time to time, we conduct informal analyses of compensation practices and our Compensation Committee may review broad-based third-party surveys to obtain a general understanding of current compensation practices. For 2014, the Compensation Committee established the performance criteria for the year on February 3, 2014 and was presented with Cook & Co.’s report in November 2014 when the report was completed. As such, the Compensation Committee utilized the report solely to obtain a general understanding of compensation practices within the industry and did not base any of its compensation decisions on recommendations contained in this report, nor did it otherwise utilize this report to benchmark executive compensation (or any component thereof) against any particular peer group.

At our 2014 Annual Meeting, we held our fourth annual non-binding stockholder advisory vote on executive compensation. As reported in the Company’s Form 8-K, filed on May 2, 2014, over 94% of shares voted (excluding abstentions and broker non-votes) were in favor of the compensation of our named executive officers as disclosed in the proxy statement for the 2014 Annual Meeting. The Compensation Committee believes that the vote confirms its view that the Company’s compensation programs are centered on a pay for performance philosophy and are appropriate and effective in creating value. Accordingly, the Compensation Committee made no direct changes to the Company’s executive compensation program as a result of the vote. Our Compensation Committee will consider the outcome of this year’s stockholder advisory vote on executive compensation as it makes future compensation decisions.

Elements of Compensation

Our compensation program for our named executive officers is composed of six elements: (i) base salary, (ii) traditional benefits, (iii) annual incentive compensation, (iv) long-term equity incentive compensation, (v) perquisites, and (vi) for our Chief Executive Officer, post-employment and change-in-control compensation. Each element of compensation plays an important part in our overall compensation policies and objectives.

Base Salary and Traditional Benefits

We provide base salary and traditional benefits such as group health, disability, and life insurance benefits, as well as matching contributions to our 401(k) plan, as a means of providing a base level of compensation for services performed, to encourage the continued service of our executive officers and to attract additional talented executive officers when necessary. Salaries paid to our named executive officers are set forth in the Summary Compensation Table for 2014. Base salary adjustments are determined by making reasoned subjective determinations about current economic conditions such as general wage inflation as well as the executive’s qualifications, experience, responsibilities, and past performance. For 2014, base salary increases ranged from 0.0% to 7.6% for our named executive officers. These adjustments, if any, were effective as of March 24, 2014. The Compensation Committee granted these increases in base salary resulting from the officers’ positive impact on the Company’s performance.

Annual Incentive Compensation

Each of our named executive officers received annual incentive compensation in 2014, based upon the Company’s actual performance for the period relative to the adjusted operating income targets (as described below) established by the Compensation Committee on February 3, 2014. The Compensation Committee’s intent was for the incentive compensation payable to Messrs. Christopher, Moss, Murdock and Sigloch to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code, with awards being made under the Company’s 2011 Annual Bonus Plan.

For 2014, the Compensation Committee in consultation with Mr. Christopher, established an operating income target for our named executive officers of $135.0 million (subject to certain adjustments) as the consolidated Company performance target. Following adjustment for certain extraordinary events, for 2014 adjusted operating income exceeded the maximum performance threshold established by the Compensation Committee in February 2014 and resulted in the application of a 200% performance factor. To ensure an alignment between pay and performance, no bonus would have been paid had the adjusted operating income for 2014 been less than 75% of the targeted operating income.

The amount payable to each of our named executive officers was determined by multiplying (i) such named executive officer’s actual base salary paid during the year, (ii) the named executive officer’s incentive grade level factor (as described below), and (iii) the above performance factor.

For 2014, the incentive grade level factors for the named executive officers were established at 125% for Mr. Christopher, 75% for Mr. Martin, and 90% for Messrs. Moss, Murdock, and Sigloch. As a result of 2014 performance, the annual incentive payments for the named executive officers, which are set forth in the Summary Compensation Table for 2014, equal the following percentages of each named executive officer’s actual base salary paid during 2014: 250% for Mr. Christopher (125% grade level factor times 200% performance factor), 150% for Mr. Martin (75% grade level factor times 200% performance factor), and 180% for the other named executive officers (90% grade level factor times 200% performance factor).

Long-Term Equity Incentive Compensation

Our long-term equity incentive compensation rewards our named executive officers for achievement of our long-term financial success as measured by our stock price. As such, it aligns the financial interests of our named executive officers with our stockholders and rewards our named executive officers for increased stockholder value. Historically, we have granted restricted stock to our named executive officers, as discussed below. Generally, our equity incentive awards have been granted subject to three- or five-year vesting schedules, which we believe rewards outstanding service by our named executive officers and provides us with an effective mechanism to incentivize our named executive officers to achieve long-term financial success for the Company, to provide a strong retention incentive, and to align the interests of our named executive officers with the long-term interest of our shareholders.

Long-term equity incentive awards to our named executive officers, other than our Chief Executive Officer, are typically granted annually by our Compensation Committee based on the recommendations of our Chief Executive Officer. Long-term equity incentive awards to our Chief Executive Officer are granted annually based on the determinations of our Compensation Committee. In recent years, it has been the Company’s practice to issue long-term equity incentive awards to certain executives and other employees in late July following release of the Company’s second quarter and six-month operating results. In 2014, consistent with our historical practices, the named executive officers received annual grants in July 2014. In view of our stock’s performance during the economic recession, the Compensation Committee concluded that restricted stock provided a better method to retain and reward our executives. In determining which named executive officers should receive restricted stock awards during 2014, and the size of these awards, our Compensation Committee made reasoned subjective determinations based upon the performance of the named executive officers, the importance of retaining their services, and their role in helping us attain our long-term goals. There was no set formula for the granting of annual restricted stock awards to individual named executive officers. In 2014, we granted shares of restricted stock to our named executive officers covering an aggregate of 151,000 shares. Shares of restricted stock granted to Mr. Christopher in 2014 will vest 20% per year on each of the first five anniversaries of the date of grant, subject to earlier vesting in connection with a change in control or a termination of employment due to death, disability, by us without cause or by Mr. Christopher for good reason. Shares of restricted stock granted to our named executive officers (other than Mr. Christopher) in July 2014 will vest (i) with respect to a portion of the awards (53% for Mr. Martin, 100% for Mr. Moss, 64% for Mr. Murdock and 64% for Mr. Sigloch), 20% per year on each of the first five anniversaries of the date of grant, and (ii) with respect to a portion of the awards (47% for Mr. Martin, 0% for Mr. Moss, 36% for Mr. Murdock and 36% for Mr. Sigloch), 100% on December 31, 2020, subject in each case to earlier vesting in connection with a change in control or a termination of employment due to death, disability. The Compensation Committee elected to use a long-term vesting schedule with respect to certain of the awards granted to the named executive officers in 2014 to promote retention. In addition, given the importance of long-term equity incentive awards in our compensation program, the Compensation Committee believed that it was appropriate to provide for accelerated vesting to compensate our executive officers for their contributions to the Company and to provide them with assurance that they will not be disadvantaged with respect to their equity awards in the event of a change in control or an involuntary termination of employment.

Perquisites

We offer certain perquisites to our named executive officers, which we view as an added element of our executive compensation program designed to attract, retain and reward our named executive officers. The perquisites we provided in fiscal 2014 were as follows: estate and tax planning, certain club memberships, Company incentive trips, personal use of our Company airplane, spousal travel reimbursements, and reimbursement of the income tax liabilities associated with certain perquisites. Estate and tax planning is provided to certain named executive officers to complement our various compensation elements for the purpose of ensuring the named executive officers understand the complexity of the long-term equity incentives and are thereby able to maximize the value of such benefits. We provide certain club memberships in part to facilitate networking with and entertainment of our business clients. Because of the nature of such memberships, our named executive officers gain some personal benefits. We offer Company incentive trips to reward top achievers in our organization. We maintain a Company-owned airplane primarily to provide efficient transportation to certain employees and customers for business travel. From time to time, when our plane is not being used for business purposes, we allow certain named executive officers to use the plane for personal travel.

Post-Employment and Change-in-Control Compensation

We are party to an employment agreement with Mr. Christopher. When entered into, this agreement was thought to be in line with market practice and enabled us to be competitive and retain top talent. As discussed below under the heading “Narrative Disclosure to Summary Compensation Table and Grant of Plan Based Awards Table - Employment Agreement,” the agreement provides that our Chief Executive Officer will be entitled to receive certain severance payments and benefits upon a resignation for “good reason,” a termination without “cause” (as each is defined in the employment agreement), or upon a resignation in connection with a “change in control” (as defined in the employment agreement). We provide this ability to resign following a change in control as an added incentive and reward for Mr. Christopher to remain employed through the consummation of the change in control and to ensure the completion of such event which should ultimately deliver value to our stockholders. Mr. Christopher’s employment agreement had previously provided for a gross-up payment to cover excise taxes imposed by the “golden parachute” regulations under Sections 280G and 4999 of the Internal Revenue Code of 1986, as amended, however, on February 14, 2013, the Company and Mr. Christopher executed an amendment to Mr. Christopher’s employment agreement, at the request of Mr. Christopher and without any additional consideration, which eliminated the gross-up provisions from his employment agreement. Our employment agreement with Mr. Christopher also provides us with a certain level of protection against competition and solicitation of customers and employees if his employment is terminated. These restrictive covenants exist to protect our business, as Mr. Christopher has longstanding relationships with a number of our customers.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation in excess of $1,000,000 paid to each of the chief executive officer and the three other highest-paid executive officers (other than the chief financial officer) employed at the end of that company’s fiscal year. Qualifying “performance-based compensation” is not subject to this deduction limitation if certain requirements are met. In May 2011, our stockholders at our Annual Meeting approved the Mueller Industries, Inc. 2011 Annual Bonus Plan, in May 2009, our stockholders at our Annual Meeting approved the 2009 Stock Incentive Plan, and in May 2014, our stockholders at our Annual Meeting approved the 2014 Incentive Plan. Compensation paid under these plans will qualify as performance-based compensation and thus will be fully deductible by us. We periodically review the potential consequences of Section 162(m) with respect to compensatory elements. In the future, we may authorize other compensation payments to our named executive officers that do not comply with the exemptions in Section 162(m) if we judge that such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions and/or any specific executive’s particular circumstances. This is consistent with our general compensation policy to remain flexible in order to address business and/or financial challenges as they present themselves.

Compensation Risk Management

In establishing compensation programs for the Company’s executive officers and non-executive employees, the Compensation Committee and senior management of the Company, respectively, consider the potential effect(s) of such programs on the Company, as well as whether such programs create appropriate incentives. The only component of employee compensation that might pose a risk of having an adverse effect is annual cash incentive compensation, which is intended to incentivize our employees to achieve short-term financial performance objectives, and ties a portion of an employee’s compensation to the achievement of such objectives. While annual cash incentive compensation encourages risk taking on the part of the Company’s employees in their efforts to achieve these objectives, the Company believes that the risk is well managed and the level of risk is acceptable. Moreover, certain senior management members have a substantial portion of their compensation in the form of equity awards that are long-term in nature. We believe this counter balances any motivation to unduly favor excessive short-term risk taking. We also believe that the applicable performance objectives create appropriate incentives for our employees from year-to-year. Risk is further reduced by the fact that annual cash incentives are awarded on a discretionary basis; any known excessive risk taking could result in a reduction or elimination of the annual payment. Furthermore, our Chief Executive Officer and Chief Financial Officer are subject to clawback provisions under the Sarbanes-Oxley Act of 2002.

For these reasons we believe that our compensation policies and practices are not likely to have a material adverse effect on the Company.

SUMMARY COMPENSATION TABLE FOR 2014

The following table shows compensation of our principal executive officer, our principal financial officer, and other named executive officers for the 2014, 2013, and 2012 fiscal years, as applicable.

					Non-Equity
				Stock	Incentive Plan	All Other
		Salary	Bonus	Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)	($)	($)(1)	($)	($)		($)
Gregory L. Christopher	2014	900,000	—	1,843,200	2,250,000	121,781	(2)	5,114,981
Chief Executive Officer	2013	748,891	—	1,809,920	1,872,228	126,929		4,557,968
and Director	2012	723,834	350,000	1,304,170	796,217	107,988		3,282,209
Jeffrey A. Martin	2014	270,000	—	432,000	405,000	18,286	(3)	1,125,286
Chief Financial Officer	2013	243,462	—	431,500	273,894	21,275		970,131
	2012	198,969	40,000	84,140	131,320	10,000		464,429
Nicholas W. Moss	2014	348,991	30,000	720,000	628,183	39,942	(4)	1,767,116
President – Global and	2013	330,720	—	832,307	426,438	19,463		1,608,928
Retail Business	2012	325,680	40,000	420,700	268,686	31,482		1,086,548
Douglas J. Murdock	2014	281,075	—	633,600	505,936	29,558	(5)	1,450,169
President – Fabricated	2013	271,620	—	739,929	350,586	27,610		1,389,745
Products	2012	261,112	—	420,700	219,334	40,790		941,936
Steffen Sigloch	2014	300,000	—	720,000	540,000	22,949	(6)	1,582,949
President – Extruded Products	2013	275,562	—	750,180	355,955	11,150		1,392,847
	2012	243,212	—	420,700	186,851	105,884		956,647
____________________

(1)	This column represents the aggregate grant date fair value of awards granted to our named executive officers in 2014, determined under Financial Accounting Standards Board Accounting Standards Codification 718. For information on the valuation assumptions with respect to awards made, refer to Note 11 - Stock-Based Compensation to the Company’s Consolidated Financial Statements filed with its Annual Report on Form 10-K for the fiscal year ended December 27, 2014. The amounts above reflect the Company’s aggregate expense for these awards and do not necessarily correspond to the actual value that will be recognized by the named executive officers.

(2)	Mr. Christopher’s other compensation includes a $10,400 matching contribution to the Company’s 401(k) Plan, $26,810 in restricted stock dividends, $15,476 in club memberships, Company incentive trips, personal tax and estate planning, and a $14,378 reimbursement of the income tax liabilities associated with certain perquisites. In addition, Mr. Christopher’s other compensation includes the incremental cost of $44,711 incurred by the Company to operate the Company’s aircraft in connection with Mr. Christopher’s personal use of the aircraft, calculated based on the cost of fuel, crew travel, trip-related maintenance and other similar variable costs. Fixed costs, which do not change based on usage, are excluded as the Company’s aircraft is used predominantly for business purposes.

(3)	Mr. Martin’s other compensation includes a $10,400 matching contribution to the Company’s 401(k) Plan, restricted stock dividends, club membership, Company incentive trips, and personal tax and estate planning, and reimbursement of the income tax liabilities associated with certain perquisites.

(4)	Mr. Moss’s other compensation includes a $10,400 matching contribution to the Company’s 401(k) Plan, restricted stock dividends, Company incentive trips, and personal tax and estate planning.

(5)	Mr. Murdock’s other compensation includes a $10,400 matching contribution to the Company’s 401(k) Plan, restricted stock dividends, other perquisites consisting of club membership, Company incentive trips, reimbursement for Mr. Murdock’s spouse’s travel to Company functions and personal tax and estate planning, and reimbursement of the income tax liabilities associated with certain perquisites.

(6)	Mr. Sigloch’s other compensation includes a $10,400 matching contribution to the Company’s 401(k) Plan, Company incentive trips, and restricted stock dividends.

2014 GRANTS OF PLAN BASED AWARDS TABLE

The following table sets forth summary information regarding all grants of plan-based awards made to our named executive officers for the fiscal year ended December 27, 2014.

					All Other
					Stock	Grant
		Estimated Possible Payouts			Awards:	Date Fair
		Under Non-Equity Incentive			Number of	Value of
		Plan Awards(1)			Shares of	Stock
	Grant	Threshold	Target	Maximum	Stock or	Awards
Name	Date	($)	($)	($)	Units	($)
Gregory L. Christopher	—	562,500	1,125,000	2,250,000	—	—
	7/25/2014	—	—	—	64,000 (2)	1,843,200
Jeffrey A. Martin	—	101,250	202,500	405,000	—	—
	7/25/2014	—	—	—	15,000 (3)	432,000
Nicholas W. Moss	—	157,046	314,092	628,183	—	—
	7/25/2014	—	—	—	25,000 (3)	720,000
Douglas J. Murdock	—	126,484	252,968	505,936	—	—
	7/25/2014	—	—	—	22,000 (3)	633,600
Steffen Sigloch	—	135,000	270,000	540,000	—	—
	7/25/2014	—	—	—	25,000 (3)	720,000
____________________

(1)	Represents awards that could have been earned based on performance in 2014. These columns show awards that were possible at the threshold, target and maximum levels of performance for each named executive officer in 2014, determined by multiplying each named executive officer’s actual base salary paid during 2014, by the named executive officer’s incentive grade level factor, and then by a performance factor of 50% for the threshold level (for 75% achievement of the applicable performance criteria), 100% for the target level (for 100% achievement of the applicable performance criteria), capped at 200% for the maximum level (for 125% achievement of the applicable performance criteria).

(2)	Shares of restricted stock will vest 20% per year on each of the first five anniversaries of the date of grant, subject to earlier vesting in connection with a change in control or a termination of employment due to death, disability, by us without cause or by Mr. Christopher for good reason.

(3)	Shares of restricted stock will vest either (i) 20% per year on each of the first five anniversaries of the date of grant, or (ii) 100% on December 31, 2020, subject to earlier vesting in connection with a change in control or a termination of employment due to death or disability.

Narrative Disclosure to Summary Compensation Table and Grant of Plan Based Awards Table

Employment Agreement with Mr. Christopher

We are party to an amended and restated employment agreement with Gregory L. Christopher, our Chief Executive Officer, dated October 30, 2008, as amended on February 14, 2013. The agreement contains a rolling three-year term, which is automatically extended so that the unexpired term on any date is always three years, unless either party gives written notice of his or its intention not to extend the term. The agreement entitles Mr. Christopher to an annual base salary of $600,000 (to be adjusted upward annually at a rate commensurate with increases granted to other key executives) and discretionary cash incentive compensation in an amount consistent with the executive incentive compensation program which the Company establishes for other key executives. In addition, Mr. Christopher is entitled to receive reimbursement for reasonable business and travel expenses incurred in the performance of his duties and will participate in all bonus, incentive, stock option, pension, disability and health plans and programs and all fringe benefit plans maintained by the Company in which senior executives participate. Mr. Christopher’s employment may be terminated by the Company without cause or by Mr. Christopher for good reason upon appropriate written notice. In either such event, Mr. Christopher will continue to receive his then-current base salary as if his employment had continued for the remainder of the then-current term and annual incentive compensation for the remainder of the then-current term equal to the average incentive compensation for the three calendar years immediately preceding the written notice of termination. In addition, all outstanding unvested Company stock options then held by Mr. Christopher will immediately vest and become exercisable and Mr. Christopher will continue to participate in our health plans and programs at his expense until he reaches age 65. In addition, we will pay Mr. Christopher an amount equal to the monthly cost of continuation coverage under COBRA until he reaches age 65.

Mr. Christopher’s employment may be terminated by the Company for cause or by Mr. Christopher without good reason upon appropriate written notice.

In either such event, Mr. Christopher will only be entitled to receive accrued but unpaid base salary and, only if Mr. Christopher resigns and at the Company’s discretion, a bonus or incentive compensation for the calendar year in which his resignation occurs, and any other compensation and benefits to which Mr. Christopher would otherwise be entitled under the agreement will be forfeited as of the date of termination. Mr. Christopher may resign his employment for any reason following a change in control. In such event, the Company will pay to Mr. Christopher a lump sum amount equal to (i) his then-current base salary multiplied by the number of full and partial years remaining in the term of employment and (ii) his average annual incentive compensation for the three calendar years immediately preceding the date of termination multiplied by the number of full and partial years remaining in the term of employment. In addition, we will pay Mr. Christopher an amount equal to the monthly cost of continuation coverage under COBRA until he reaches age 65, and all outstanding unvested stock options then held by Mr. Christopher shall become immediately exercisable.

Mr. Christopher’s employment agreement also subjects him to non-competition and non-solicitation covenants during the term of employment and ending on the 12-month anniversary following any termination of employment. Generally, the non-competition covenant prevents Mr. Christopher from engaging in activities that are competitive with the business of the Company in any geographic area in which the Company does business and the non-solicitation covenant prevents Mr. Christopher from soliciting or hiring any person who was a full-time employee of the Company during the 24-month period preceding the termination of his employment. Mr. Christopher’s employment agreement also contains standard confidentiality provisions.

2011 Annual Bonus Plan

We maintain the 2011 Annual Bonus Plan, which was approved by our stockholders at our Annual Meeting in May 2011. The 2011 Annual Bonus Plan is designed to comply with the performance-based compensation exemption from Section 162(m) of the Code by providing certain employees of the Company with incentive compensation based upon achievement of pre-established performance goals. Our Compensation Committee administers the 2011 Annual Bonus Plan and is empowered to set performance goals and select participants that will be eligible to earn a bonus of incentive compensation based on the attainment of these pre-established performance goals.

2009 Stock Incentive Plan

We maintain the 2009 Stock Incentive Plan, which was approved by our stockholders at our Annual Meeting in May 2009. Our Compensation Committee administers the 2009 Stock Incentive Plan and is authorized to, among other things, designate participants, grant awards, determine the number of shares of Common Stock to be covered by awards and determine the terms and conditions of any awards, and construe and interpret the 2009 Stock Incentive Plan and related award agreements. The 2009 Stock Incentive Plan reserves 1,500,000 shares of our Common Stock for issuance, subject to adjustment in the event of any change in the outstanding Common Stock or the capital structure of the Company or any other similar corporate transaction or event.

2014 Incentive Plan

We maintain the 2014 Incentive Plan, which was approved by our stockholders at our Annual Meeting in May 2014. Our Compensation Committee administers the 2014 Incentive Plan and is authorized to, among other things, designate participants, grant awards, determine the number of shares of Common Stock to be covered by awards and determine the terms and conditions of any awards, and construe and interpret the 2014 Incentive Plan and related award agreements. The 2014 Incentive Plan reserves 1,500,000 shares of our Common Stock for issuance, subject to adjustment in the event of any change in the outstanding Common Stock or the capital structure of the Company or any other similar corporate transaction or event.

OUTSTANDING EQUITY AWARDS AT FISCAL 2014 YEAR-END

The following table sets forth summary information regarding the outstanding equity awards held by our named executive officers as of December 27, 2014.

			Option Awards(1)				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Gregory L. Christopher(2)	02/23/2005		6,406	—	15.61	02/23/2015	—	—
	07/28/2006		5,706	—	17.53	07/28/2016	—	—
	07/27/2007		5,418	—	18.46	07/27/2017	—	—
	07/25/2008		24,000	—	13.25	07/25/2018	—	—
	07/30/2009		20,596	—	11.92	07/30/2019	—	—
	07/23/2010		24,000	12,000	12.24	07/23/2020	4,000	136,720
	07/28/2011		—	—	—	—	24,800	847,664
	07/27/2012		—	—	—	—	37,200	1,271,496
	07/25/2013		—	—	—	—	51,200	1,750,016
	07/25/2014		—	—	—	—	64,000	2,187,520
Jeffrey A. Martin	02/23/2005		6,000	—	15.61	02/23/2015	—	—
	07/28/2006		10,000	—	17.53	07/28/2016	—	—
	07/27/2007		12,000	—	18.46	07/27/2017	—	—
	07/25/2008		12,000	—	13.25	07/25/2018	—	—
	07/30/2009		12,000	—	11.92	07/30/2019	—	—
	07/23/2010		9,600	2,400	12.24	07/23/2020	—	—
	07/28/2011	(3)	—	—	—	—	2,000	68,360
	07/27/2012	(3)	—	—	—	—	4,000	136,720
	07/25/2013	(4)	—	—	—	—	10,800	369,144
	11/22/2013	(5)	—	—	—	—	3,020	103,224
	07/25/2014	(6)	—	—	—	—	15,000	512,700
Nicholas W. Moss	07/23/2010	(7)	16,000	4,000	12.24	07/23/2020	1,000	34,180
	07/28/2011	(8)	—	—	—	—	5,600	191,408
	07/27/2012	(8)	—	—	—	—	12,000	410,160
	07/25/2013	(4)	—	—	—	—	20,400	697,272
	11/22/2013	(5)	—	—	—	—	5,034	172,062
	07/25/2014	(8)	—	—	—	—	25,000	854,500

			Option Awards(1)				Stock Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Douglas J. Murdock	07/30/2009	(7)	7,328	—	11.92	07/30/2019	—	—
	07/23/2010	(7)	12,000	—	12.24	07/23/2020	1,200	41,016
	07/28/2011	(8)	—	—	—	—	7,200	246,096
	07/27/2012	(8)	—	—	—	—	12,000	410,160
	07/25/2013	(4)	—	—	—	—	18,800	642,584
	11/22/2013	(5)	—	—	—	—	3,860	131,935
	07/25/2014	(6)	—	—	—	—	22,000	751,960
Steffen Sigloch	07/27/2012	(8)	—	—	—	—	12,000	410,160
	07/25/2013	(4)	—	—	—	—	18,800	642,584
	11/22/2013	(5)	—	—	—	—	4,196	143,419
	07/25/2014	(6)	—	—	—	—	25,000	854,500
____________________

(1)	The options reflected will vest and become exercisable at the rate of 20% of the underlying Common Stock per year on each of the first five anniversaries of the grant date and will expire on the tenth anniversary of the grant date, subject to earlier vesting in connection with a change in control. In addition, in the event that Mr. Christopher’s employment is terminated by the Company without cause or by Mr. Christopher for good reason, all outstanding unvested Company stock options then held by Mr. Christopher will immediately vest and become exercisable.

(2)	Shares of restricted stock will vest either (i) 20% per year on each of the first five anniversaries of the date of grant or (ii) 50% on each of the second and third anniversaries of the date of grant, subject to earlier vesting in connection with a change in control or a termination of employment due to death, disability, by us without cause or by Mr. Christopher for good reason.

(3)	Shares of restricted stock will vest 50% on the third anniversary of the date of grant, and 25% per year on each of the fourth and fifth anniversaries of the date of grant.

(4)	Shares of restricted stock will vest either (i) 20% per year on each of the first five anniversaries of the date of grant, or (ii) 100% on December 31, 2018, subject to earlier vesting in connection with a change in control or a termination of employment due to death or disability.

(5)	Shares of restricted stock will vest 100% on December 31, 2018, subject to earlier vesting in connection with a change in control or a termination of employment due to death or disability.

(6)	Shares of restricted stock will vest either (i) 20% per year on each of the first five anniversaries of the date of grant, or (ii) 100% on December 31, 2020, subject to earlier vesting in connection with a change in control or a termination of employment due to death or disability.

(7)	Shares of restricted stock will vest 20% per year on each of the first five anniversaries of the date of grant.

(8)	Shares of restricted stock will vest 20% per year on each of the first five anniversaries of the date of grant, subject to earlier vesting in connection with a change in control or a termination of employment due to death or disability.

2014 OPTION EXERCISES AND STOCK VESTED

The following table sets forth the value realized by each of our named executive officers as a result of the exercise of stock options and the vesting of restricted stock during the fiscal year ended December 27, 2014.

	Option Awards		Stock Awards
	Number of	Value	Number of	Value
	Shares Acquired	Realized	Shares Acquired	Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)(2)
Gregory L. Christopher	13,064	250,829	45,600	1,299,920
Jeffrey A. Martin	9,336	178,411	3,200	90,880
Nicholas W. Moss	—	—	11,400	324,980
Douglas J. Murdock	7,872	139,601	13,200	376,344
Steffen Sigloch	—	—	7,200	204,480
____________________

(1)	The amounts shown in the Value Realized on Exercise column equal the number of options exercised multiplied by the difference between the market value of a share of the Company’s stock at the time of exercise and the stock option exercise price.

(2)	The amounts shown in the Value Realized on Vesting Column equal the number of shares vested multiplied by the market value of the Company’s stock on the vesting date.

POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT
OR CHANGE OF CONTROL AS OF THE END OF 2014

Pursuant to the employment agreement with our Chief Executive Officer and the equity award agreements with our other named executive officers, upon a change in control or certain terminations of employment, our named executive officers are entitled to payments of compensation and benefits and/or accelerated vesting of equity awards, in each case as described below. The table below reflects the amount of compensation and benefits payable to each named executive officer in the event of (i) a change in control, (ii) an involuntary termination without cause or a resignation for good reason, and (iii) a termination by reason of death or disability. The named executive officers are not entitled to any payments in connection with a termination for cause or a resignation without good reason, except that Mr. Christopher may resign without good reason following a change in control and collect severance, as described below. The amounts shown assume the applicable triggering event occurred on December 27, 2014, and therefore are estimates of the amounts that would be paid to the named executive officers upon the occurrence of such triggering event.

						Accelerated
						Vesting of
		Salary &				Equity Awards
Name	Triggering Event	Bonus ($)		Benefits ($)		($)		Total ($)
Gregory L. Christopher	Termination Without
	Cause or for
	Good Reason	7,968,445	(1)	272,124	(3)	6,456,696	(4)	14,697,265
	Termination Due to
	Death or Disability	2,250,000	(2)	—		6,193,416	(5)	8,443,416
	Change in Control	7,968,445	(1)	272,124	(3)	6,456,696	(6)	14,697,265
Jeffrey A. Martin	Termination Without
	Cause or for
	Good Reason	—		—		—		—
	Termination Due to
	Death or Disability	—		—		1,190,148	(5)	1,190,148
	Change in Control	—		—		1,242,804	(6)	1,242,804
Nicholas W. Moss	Termination Without
	Cause or for
	Good Reason	—		—		—		—
	Termination Due to
	Death or Disability	—		—		2,359,582	(5)	2,359,582
	Change in Control	—		—		2,447,342	(6)	2,447,342
Douglas J. Murdock	Termination Without
	Cause or for
	Good Reason	—		—		—		—
	Termination Due to
	Death or Disability	—		—		2,223,751	(5)	2,223,751
	Change in Control	—		—		2,355,391	(6)	2,355,391

				Accelerated
				Vesting of
		Salary &		Equity Awards
Name	Triggering Event	Bonus ($)	Benefits ($)	($)	Total ($)
Steffen Sigloch	Termination Without
	Cause or for
	Good Reason	—	—	—	—
	Termination Due to
	Death or Disability	—	—	2,050,663 (5)	2,050,663
	Change in Control	—	—	2,050,663 (6)	2,050,663
____________________

(1)	Includes the value of base salary continuation and annual incentive compensation equal to the average annual incentive compensation actually paid in the immediately preceding three years for the remainder of the term of the agreement as of December 27, 2014, which is payable on an involuntary termination without cause or a resignation for good reason or a resignation for any reason following a change in control. If Mr. Christopher resigns following a change in control, the amounts will be paid in a lump sum within 30 days following termination.

(2)	Includes the value of a pro-rata bonus for the year of termination. The pro-rata bonus amount listed represents Mr. Christopher’s 2014 bonus paid pursuant to our 2014 annual incentive program.

(3)	Includes the value of continued participation in the Company’s benefit plans following termination of employment until age 65, which is payable on an involuntary termination without cause or a resignation for good reason or a resignation for any reason following a change in control.

(4)	Includes the value of accelerated vesting of unvested shares of restricted stock and unvested stock options as of December 27, 2014, based on a per share value of $34.18.

(5)	Includes the value of accelerated vesting of certain unvested shares of restricted stock as of December 27, 2014, based on a per share value of $34.18. Other than shares of restricted stock granted to Mr. Martin in 2011 and 2012, Mr. Moss in 2010, and Mr. Murdock in 2010, unvested shares of restricted stock granted to named executive officers will vest automatically in connection with a termination due to death or disability.

(6)	Includes the value of accelerated vesting of unvested shares of restricted stock and unvested stock options as of December 27, 2014, based on a per share value of $34.18. Other than shares of restricted stock granted to Mr. Martin in 2011 and 2012, Mr. Moss in 2010, and Mr. Murdock in 2010, unvested stock options and unvested shares of restricted stock granted to named executive officers will vest automatically in connection with a change in control.

2014 DIRECTOR COMPENSATION

The table below summarizes the total compensation we paid to our non-employee directors for the fiscal year ended December 27, 2014.

	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Total
Name	($)	($)(1)	($)(1)	($)
Paul J. Flaherty	73,500	57,460	57,816	188,776
Gennaro J. Fulvio	83,250	57,460	57,816	198,526
Gary S. Gladstein	214,000	57,460	57,816	329,276
Scott J. Goldman	74,500	57,460	57,816	189,776
John B. Hansen	25,958	—	—	25,958
Terry Hermanson	70,000	57,460	57,816	185,276
____________________

(1)	Represents the aggregate grant date fair value of awards granted to our directors in 2014, determined under Financial Accounting Standards Board Accounting Codification 718. For information on the valuation assumptions with respect to awards made, refer to Note 11 - Stock-Based Compensation to the Company’s Consolidated Financial Statements filed with its Annual Report on Form 10-K for the fiscal year ended December 27, 2014. The amounts above reflect the Company’s aggregate expense for these awards and do not necessarily correspond to the actual value that will be recognized by the directors. As of December 27, 2014, the aggregate number of shares of our Common Stock subject to outstanding options held by our non-employee directors was as follows: Mr. Flaherty, 20,000 shares, Mr. Fulvio, 20,000 shares, Mr. Gladstein, 20,000 shares, Mr. Goldman, 12,000 shares, and Mr. Hermanson, 16,000 shares. Each of these directors also held 2,000 shares of non-vested restricted stock.

During the 2014 fiscal year, the chairman received an annual fee for serving on the Company’s Board of Directors of $200,000 and the remaining non-employee directors received an annual fee of $57,500. In addition, each director received a fee of $2,000 per Board meeting.

During the 2014 fiscal year, each director received $1,200 per Audit Committee meeting attended by such director. Also, each director received $750 per Compensation and Nominating and Corporate Governance Committee meeting attended by such director. In addition, each director received reimbursement for such director’s expenses incurred in connection with any such Board or Committee meeting, and each Committee fee was paid whether or not such committee meeting was held in conjunction with a Board of Directors meeting. The Chairman of the Audit Committee received an annual fee of $10,000 while the Chairman of each of the Compensation and Nominating and Corporate Governance Committees received an annual fee of $3,500.

In 2014, each non-employee director received a grant of options to purchase 4,000 shares of our Common Stock and was granted 2,000 shares of restricted stock pursuant to our 2009 Stock Incentive Plan. The options were fully vested as of their date of grant and the restricted stock will vest on the first anniversary of the date of grant.

In 2013, the Company adopted stock ownership guidelines for its non-employee directors recommending that they hold equity interests of the Company (including vested and unvested interests, provided that with respect to options, only vested options that are exercisable within 60 days of the applicable measurement date will be counted) with a value equal to three times the annual cash director fee payable to each such director. The purpose of the stock ownership guidelines is to ensure that directors achieve and maintain a minimum level of stock ownership in order to further the Company’s goal of aligning director economic interests with those of shareholders. All directors are expected to comply with the stock ownership guidelines within five years of being elected to the Board of Directors and current directors should comply as soon as practicable. Director compliance with the stock ownership guidelines is monitored on an ongoing basis by the Company’s General Counsel.

REPORT OF THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS(1)

The Audit Committee of the Board of Directors oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended and as adopted by the Public Company Accounting Oversight Board in Rule 3200T. In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by Public Company Accounting Oversight Board’s Rule 3526, and considered the compatibility of non-audit services provided by the independent auditors with the auditor’s independence.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors has approved) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 27, 2014 for filing with the

SEC. The Audit Committee and the Board has re-appointed, subject to shareholder approval, Ernst & Young LLP, independent auditors, to audit the consolidated financial statements of the Company for the fiscal year ending December 26, 2015.

The Audit Committee is governed by a formal charter which can be accessed from the Company’s website at www.muellerindustries.com or may be requested in print by any shareholder. The members of the Audit Committee are considered independent because they satisfy the independence requirements for Board members prescribed by the NYSE listing standards and Rule 10A-3 of the Exchange Act.

Gennaro J. Fulvio, Chairman
Gary S. Gladstein
Scott J. Goldman
____________________

(1)	This Section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

REPORT OF THE COMPENSATION COMMITTEE
OF THE BOARD OF DIRECTORS
ON EXECUTIVE COMPENSATION

The Compensation Committee has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Gennaro J. Fulvio, Chairman
Paul J. Flaherty
Terry Hermanson

APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM

Ernst & Young LLP (“EY”) has been reappointed by the Audit Committee to audit and certify the Company’s financial statements for the fiscal year ending December 26, 2015, subject to ratification by the Company’s stockholders. Ratification of the appointment of the Company’s independent registered public accounting firm requires the affirmative vote of a majority of the outstanding shares of the Company present in person or by proxy at the Annual Meeting and entitled to vote thereon. If the appointment of EY is not ratified by the stockholders at the Annual Meeting, the Audit Committee will reconsider its action and will appoint auditors for the 2015 fiscal year without further stockholder action. Further, even if the appointment is ratified by stockholder action, the Audit Committee may at any time in the future in its discretion reconsider the appointment without submitting the matter to a vote of stockholders. It is expected that representatives of EY will be in attendance at the Annual Meeting and will be available to answer questions and to make a statement if they desire to do so.

The following table sets forth fees for professional services rendered by EY for the audit of the Company’s annual financial statements for each of the two fiscal years ended December 27, 2014 and December 28, 2013 and fees for other services rendered by EY during those periods:

	2014	2013
Audit Fees	$2,473,073	$2,483,782
Audit-Related Fees	25,689	24,017
Tax Fees	325,207	382,151
All Other Fees	—	2,915
	$2,823,969	$2,892,865

Audit Fees consist of fees for professional services rendered for the audit of the Company’s consolidated annual financial statements and review of the interim condensed consolidated financial statements included in quarterly reports and services that are normally provided by EY in connection with statutory filings. Audit Fees also include fees for professional services rendered for the audits of internal control over financial reporting in 2014 and 2013.

Audit-Related Fees include fees billed for assurance and other services not included in audit fees. The fees for 2014 and 2013 were for international accounting and reporting compliance.

Tax Fees include fees billed for tax compliance, tax advice and tax planning matters.

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services. The Audit Committee has delegated pre-approval authority to its Chairman when expedition of services is necessary. The independent auditors and management are required periodically to report to the full Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. All of the services provided by the independent auditors during fiscal years 2014 and 2013, respectively, under the categories Audit Fees, Audit-Related Fees, Tax Fees and All Other Fees described above were pre-approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE THEIR SHARES FOR THE APPROVAL OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

APPROVAL OF THE COMPENSATION OF THE COMPANY’S
NAMED EXECUTIVE OFFICERS

In accordance with Section 14A of the Exchange Act, stockholders are being asked to vote on an advisory, non-binding basis, on the compensation of the Company’s named executive officers. This advisory vote gives stockholders another mechanism to convey their views about the Company’s compensation programs and policies.

The Company’s Compensation Committee is composed of knowledgeable and experienced independent directors, who are committed to regular review and effective oversight of our compensation programs. The Company’s executive compensation program has been designed to motivate the Company’s key employees to achieve the Company’s strategic and financial goals and to support the creation of long-term value for stockholders. The Company’s compensation policies and practices are centered on a pay for performance philosophy and reflect the belief that the Company’s success continues to depend in substantial part upon its ability to attract and retain qualified executive officers. We encourage stockholders to read the Executive Compensation section of this proxy statement, including the Compensation Discussion and Analysis and compensation tables, for a more detailed discussion of the Company’s compensation programs and policies and how they are appropriate and effective in creating value.

The following resolution will be submitted for a stockholder vote at the Annual Meeting. Although the stockholder vote on executive compensation is not binding on the Board of Directors or the Company, the Company values the views of its stockholders. The Board of Directors and Compensation Committee will review the results of the vote and take them into consideration in addressing future compensation policies and decisions.

“RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company’s named executive officers listed in the 2014 Summary Compensation Table included in the proxy statement for the 2015 Annual Meeting, as such compensation is disclosed pursuant to Item 402 of Regulation S-K in this proxy statement under the section titled “Compensation Discussion and Analysis,” as well as the compensation tables and other narrative executive compensation disclosures thereafter.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE THEIR SHARES FOR THE APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS.

STOCKHOLDER NOMINATIONS FOR BOARD MEMBERSHIP
AND OTHER PROPOSALS FOR 2016 ANNUAL MEETING

It is anticipated that the next Annual Meeting after the one scheduled for May 7, 2015 will be held on or about May 5, 2016. The Company’s Bylaws require that, for nominations of directors or other business to be properly brought before an Annual Meeting, written notice of such nomination or proposal for other business must be furnished to the Company. Such notice must contain certain information concerning the nominating or proposing stockholder and information concerning the nominee and must be furnished by the stockholder (who must be entitled to vote at the meeting) to the Secretary of the Company, in the case of the Annual Meeting to be held in 2016, no earlier than December 9, 2015 and no later than January 8, 2016. A copy of the applicable provisions of the Bylaws may be obtained by any stockholder, without charge, upon written request to the Secretary of the Company at the address set forth below.

In addition to the foregoing, and in accordance with the rules of the SEC, in order for a stockholder proposal, relating to a proper subject, to be considered for inclusion in the Company’s proxy statement and form of proxy relating to the Annual Meeting to be held in 2016, such proposal must be received by the Secretary of the Company by November 26, 2015 in the form required under and subject to the other requirements of the applicable rules of the SEC. If the date of the Annual Meeting to be held in 2016 is changed to a date more than 30 days earlier or later than May 5, 2016, the Company will inform the stockholders in a timely fashion of such change and the date by which proposals of stockholders must be received for inclusion in the proxy materials. Any such proposal should be submitted by certified mail, return receipt requested, or other means, including electronic means, that allow the stockholder to prove the date of delivery.

OTHER MATTERS TO COME BEFORE THE ANNUAL MEETING

If any matter not described herein should properly come before the Annual Meeting, the persons named in the proxy will vote the shares represented by them as they deem appropriate. At the date of this Proxy Statement, the Company knew of no other matters which might be presented for stockholder action at the Annual Meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE REPORTING

Based solely upon its review of Forms 3 and 4 received by it and written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that (except as set forth below) during 2014 all filing requirements applicable to its officers, directors and ten percent stockholders were complied with:

●	On February 10, 2014, Mr. Martin completed a transaction in Common Stock requiring a Form 4 report, but a Form 4 report was not timely filed (a Form 4 reporting the transactions was filed on February 13, 2014).

●	On October 29, 2014, Mr. Hansen completed a transaction in Common Stock requiring a Form 4 report, but a Form 4 report was not timely filed (a Form 4 reporting the transactions was filed on November 3, 2014).

OTHER INFORMATION

Consolidated financial statements for the Company are included in the Annual Report to Stockholders for the year ended December 27, 2014 that accompanies this Proxy Statement. These financial statements are also on file with the SEC, 100 F Street, N.E., Washington, D.C. 20549 and with the NYSE. The Company’s SEC filings are also available at the Company’s website at www.muellerindustries.com or the SEC’s website at www.sec.gov.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K AS FILED FOR THE YEAR ENDED DECEMBER 27, 2014 (EXCLUDING EXHIBITS) OR, AS NOTED HEREIN, ANY OF THE COMPANY’S BOARD COMMITTEE CHARTERS, CORPORATE GOVERNANCE GUIDELINES, OR CODE OF ETHICS WILL BE FURNISHED, WITHOUT CHARGE, BY WRITING TO GARY C. WILKERSON, SECRETARY, MUELLER INDUSTRIES, INC., AT THE COMPANY’S PRINCIPAL PLACE OF BUSINESS (8285 TOURNAMENT DRIVE, SUITE 150, MEMPHIS, TENNESSEE 38125). UPON RECEIPT BY WRITING TO THE FOREGOING ADDRESS, THE COMPANY WILL ALSO FURNISH ANY OTHER EXHIBIT OF THE ANNUAL REPORT ON FORM 10-K UPON ADVANCE PAYMENT OF THE REASONABLE OUT-OF-POCKET EXPENSES OF THE COMPANY RELATED TO THE COMPANY’S FURNISHING OF SUCH EXHIBIT.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS

Important Notice Regarding the Availability of Proxy Materials for the 2015 Annual General Meeting to be held on May 7, 2015

The Proxy Statement and Annual Report are available at
HTTP://WWW.PROXYVOTE.COM

You will need the Control Number included on your proxy card. For the date, time, and location of the Annual General Meeting, please refer to “Solicitation of Proxies.” For information on how to attend and vote in person at the Annual General Meeting, an identification of the matters to be voted upon at the Annual General Meeting and the Board’s recommendations regarding those matters, please refer to “Solicitation of Proxies,” “Election of Directors,” “Appointment of Independent Registered Accounting Firm” and “Approval of the Compensation of the Company’s Named Executive Officers.”

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The SEC has enacted a rule that allows multiple investors residing at the same address the convenience of receiving a single copy of annual reports, proxy statements, prospectuses and other disclosure documents if they consent to do so. This is known as “Householding.” Please note, if you do not respond, Householding will start 60 days after the mailing of this notice. We will allow Householding only upon certain conditions. Some of those conditions are:

●	You agree to or do not object to the Householding of your materials,
●	You have the same last name and exact address as another investor(s).

If these conditions are met, and SEC regulations allow, your household will receive a single copy of annual reports, proxy statements, prospectuses and other disclosure documents.

You may revoke a prior Householding consent at any time by contacting Broadridge, either by calling toll-free at (800) 542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York, 11717. We will remove you from the Householding program within 30 days of receipt of your response, following which you will receive an individual copy of our disclosure document.

By order of the Board of Directors

Gary C. Wilkerson
Corporate Secretary

MUELLER INDUSTRIES, INC.
ATTN: GARY WILKERSON
8285 TOURNAMENT DRIVE-STE. 150
MEMPHIS, TN 38125

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
FOR the following:
		☐	☐	☐
1.	Election of Directors
Nominees

01	Gregory L. Christopher	02	Paul J. Flaherty	03 Gennaro J. Fulvio	04 Gary S. Gladstein	05 Scott J. Goldman
06	John B. Hansen	07	Terry Hermanson

The Board of Directors recommends you vote FOR proposals 2 and 3.		For	Against	Abstain

2.	Approve the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm.	☐	☐	☐

3.	To approve, on an advisory basis by non-binding vote, executive compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE SIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" ALL NOMINEES LISTED, "FOR" PROPOSAL 2 AND "FOR" PROPOSAL 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com.

MUELLER INDUSTRIES, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS - MAY 7, 2015
This Proxy is Solicited on Behalf of the Board of Directors.

The undersigned hereby appoints Gary C. Wilkerson and Jeffrey A. Martin, and each of them, Proxies, with full power of substitution in each, to represent and to vote, as designated, all shares of Common Stock of Mueller Industries, Inc. that the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on May 7, 2015, and at all adjournments thereof, upon and in respect of the matters set forth on the reverse side hereof, and in their discretion, upon any other matter that may properly come before said meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Continued and to be signed on reverse side